FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

SIMPLICITY BANCORP, INC. ANNOUNCES YEAR END EARNINGS

Covina, CA – August 11, 2014. Simplicity Bancorp, Inc. (the “Company”) (Nasdaq: SMPL), the holding company for Simplicity Bank (the “Bank”), reported net income of $5.3 million, or $0.72 per diluted share for the year ended June 30, 2014.  This compares to net income of $6.2 million, or $0.76 per diluted share for the year ended June 30, 2013.  The decrease in net income for fiscal 2014 was due primarily to decreases in net interest income and noninterest income, partially offset by a reversal in provision for loan losses and a decrease in noninterest expense.

“I am pleased to report that the Bank’s continued efforts to identify and resolve problem loans has resulted in marked improvement in asset quality ratios including net charge offs, delinquent loans and non-performing assets, which reached their lowest level since fiscal 2008. This improvement along with recoveries allowed for a reversal of $700,000 in provision for loan losses during the year,” said Dustin Luton, President and Chief Executive Officer of Simplicity Bancorp, Inc. Luton continued, “We also experienced strong, organic loan growth, a proud achievement in today’s banking environment driven by building on brand recognition and consistent marketing of our competitive loan products. Our deposit mix continues to improve steadily as we focus on core deposit growth through our strategy of building brand awareness and deepening customer relationships within our communities.”
Net interest income decreased $1.4 million, or 5.0% to $27.0 million in fiscal 2014 from $28.5 million in fiscal 2013. Net interest margin declined to 3.30% for the year ended June 30, 2014 from 3.32% for the year ended June 30, 2013.  The decrease in the net interest margin was primarily due to a decline in the average yield on loans offset in part by the increase in the average yield on securities available-for-sale and FHLB stock along with the decline in the average cost of deposits and borrowings when compared to last year.
Noninterest income decreased $1.0 million, or 15.6% to $5.6 million for the year ended June 30, 2014 from $6.7 million for the year ended June 30, 2013. The decrease in noninterest income was due primarily to a decline in gains on one-to-four family mortgage loans sold reflecting the impact of lower loan sale volume as a result of the increase in mortgage interest rates during the year ended June 30, 2014 and resulting decline in consumer refinancing activities.

Noninterest expense decreased $249,000, or 1.0% to $24.9 million in fiscal 2014 as compared to $25.1 million in fiscal 2013.  The decrease was primarily due to a decline in salaries and benefits expense and a decline in federal deposit insurance premiums resulting from a decrease in average consolidated total assets, partially offset by an increase in real estate owned and foreclosure expenses and an increase in advertising and promotional expenses resulting from continued branding and marketing campaign efforts as compared to fiscal 2013. The decrease in salaries and benefits expense was due primarily to a lump sum severance payment to a former executive during the quarter ended December 31, 2012.

Delinquent loans 60 days or more decreased to $1.1 million or 0.16% of total loans at June 30, 2014 as compared to $5.5 million, or 0.79% of total loans at June 30, 2013. Non-performing loans decreased to $7.6 million, or 1.06% of total loans at June 30, 2014 as compared to $15.9 million, or 2.29% of total loans at June 30, 2013. The decrease in delinquent loans 60 days or more and non-performing loans as compared to prior fiscal year was primarily attributable to pay-offs and troubled debt restructurings returning to accrual status after the borrowers demonstrated a sustained period of performance, generally six consecutive months of timely payments, during the year ended June 30, 2014. The allowance for loan losses to non-performing loans was 59.88% at June 30, 2014 as compared to 35.45% at June 30, 2013. The increase in the allowance for loan losses to non-performing loans was a result of the decrease in non-performing loans, partially offset by a decrease in the allowance for loan losses for the year ended June 30, 2014.

During the year ended June 30, 2014, a $700,000 reversal of provision for loan losses was recorded as compared to a $250,000 provision for loan losses for the year ended June 30, 2013. The improvement in the provision was primarily a result of continued asset quality improvement evidenced by declining delinquency ratios and a lower level of classified and non-performing loans during the year ended June 30, 2014 compared to prior fiscal year. The provisions reflected management's continuing assessment of the credit quality of the Company's loan portfolio, which is affected by various trends, including current economic conditions.

Total assets increased to $879.2 million, or 1.4%, at June 30, 2014 from $867.4 million at June 30, 2013 due primarily to an increase in gross loans receivable and securities available-for-sale, partially offset by a decrease in cash and cash equivalents.

Gross loans receivable combined with loans held for sale increased by $24.2 million, or 3.5%, to $724.0 million at June 30, 2014 from $699.8 million at June 30, 2013. The increase was primarily attributable to organic loan growth in multi-family residential loans and consumer loans, offset in part by loan principal repayments and payoffs. Securities available-for-sale increased to $56.9 million at June 30, 2014 from $52.2 million at June 30, 2013 due to the purchases of $15.0 million in agency mortgage-backed securities and collateralized mortgage obligations, partially offset by maturities, principal repayments and amortization of existing securities. Cash and cash equivalents decreased to $69.3 million at June 30, 2014 from $85.7 million at June 30, 2013 due primarily to the growth in loans.

Total deposits decreased $1.8 million, or 0.3%, to $652.8 million at June 30, 2014 from $654.6 million at June 30, 2013. The decline was primarily attributable to decreases in certificates of deposit of $33.6 million, money market accounts of $21.4 million, saving accounts of $9.1 million, and noninterest-bearing demand deposits of $5.1 million, which was offset by an increase in interest-bearing checking deposits of $67.3 million. The change in deposit mix was consistent with the Company's strategic decision to promote interest-bearing checking deposits with enhanced features to attract high net worth depositors in our target markets while decreasing the percentage of time deposits by competing less aggressively on time deposit interest rates. FHLB advances increased to $85.0 million at June 30, 2014 as compared to $60.0 million at June 30, 2013. The weighted average cost of FHLB advances was 1.59% at June 30, 2014 as compared to 2.00% at June 30, 2013. The extension of borrowings has allowed the Bank to manage its liquidity position and improve its interest rate risk position by locking in lower cost longer term funding.

Total stockholders’ equity represented 15.57% of total assets and decreased to $136.9 million at June 30, 2014 from $145.4 million at June 30, 2013. The decrease in stockholders’ equity was primarily attributable to shares repurchased pursuant to the stock repurchase programs previously announced as well as cash dividends paid of $2.4 million, partially offset by $5.3 million in net income. For the year ended June 30, 2014, the Company repurchased 795,098 shares at an aggregate cost of $12.9 million with a weighted average price of $16.24 per share. There are 240,079 shares in total remaining under authorized stock repurchase programs at June 30, 2014. At June 30, 2014, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Simplicity Bank’s market area; adverse changes in general economic conditions, either nationally or in Simplicity Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Simplicity Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
June 30, 2014
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	June 30, 2014	June 30, 2013
Total assets	$879,188	$867,377
Gross loans receivable	720,330	695,351
Allowance for loan losses	(4,580)	(5,643)
Loans held for sale	3,687	4,496
Cash and cash equivalents	69,253	85,674
Securities available-for-sale, at fair value	56,883	52,180
Total deposits	652,823	654,646
Borrowings	85,000	60,000
Total stockholders’ equity	136,886	145,438
Equity to total assets	15.57%	16.77%
Asset Quality Ratios:
Delinquent loans 60 days or more to total loans	0.16%	0.79%
Non-performing loans to total loans	1.06%	2.29%
Non-performing assets to total assets	0.90%	1.84%
Net charge-offs to average loans outstanding	0.05%	0.29%
Allowance for loan losses to total loans	0.64%	0.81%
Allowance for loan losses to non-performing loans	59.88%	35.45%

	Twelve Months Ended June 30,
Selected Operating Data and Ratios:	2014	2013
Interest income	$33,430	$36,329
Interest expense	(6,404)	(7,870)
Net interest income	27,026	28,459
Credit (Provision) for loan losses	700	(250)
Net interest income after provision for loan losses	27,726	28,209
Noninterest income	5,639	6,680
Noninterest expense	(24,890)	(25,139)
Income before income tax expense	8,475	9,750
Income tax expense	(3,162)	(3,529)
Net income	$5,313	$6,221

Net income per share – basic and diluted	$0.72	$0.76
Return on average assets	0.62%	0.69%
Return on average equity	3.78%	4.16%
Net interest margin	3.30%	3.32%
Efficiency ratio	75.94%	71.33%

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
June 30, 2014
(Dollars in thousands)

	June 30, 2014	June 30, 2013
Non-accrual loans:
Real estate loans:
One-to-four family	$2,481	$4,372
Multi-family residential	781	914
Commercial	1,460	1,500
Other loans:
Automobile	2	14
Home equity	—	—
Other	15	4
Troubled debt restructurings:
One-to-four family	2,909	5,938
Multi-family residential	—	633
Commercial	—	2,545
Total non-accrual loans	7,648	15,920
Real estate owned and repossessed assets:
Real estate:
One-to-four family	284	—
Multi-family residential	—	—
Commercial	—	—
Other:
Automobile	—	35
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	284	35
Total non-performing assets	$7,932	$15,955
Total accruing troubled debt restructurings	$9,569	$6,570

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
June 30, 2014
Real estate loans:
One-to-four family	1	$409	1	$301	2	$710
Multi-family residential	—	—	—	—	—	—
Commercial	—	—	1	399	1	399
Other loans:
Automobile	1	15	1	2	2	17
Home equity	—	—	—	—	—	—
Other	3	4	2	15	5	19
Total loans	5	$428	5	$717	10	$1,145

June 30, 2013
Real estate loans:
One-to-four family	3	$970	5	$1,751	8	$2,721
Multi-family residential	1	198	—	—	1	198
Commercial	1	2,545	—	—	1	2,545
Other loans:
Automobile	—	—	1	14	1	14
Home equity	—	—	—	—	—	—
Other	1	2	2	4	3	6
Total loans	6	$3,715	8	$1,769	14	$5,484